NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 07, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 24, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Reorganization of Bitwise Crypto Industry Innovators ETF, a series of Exchange Traded Concepts Trust (CUSIP: 301505624, BITQ old), into the Bitwise Crypto Industry Innovators ETF, a series of Bitwise Funds Trust (CUSIP:09175C103, BITQ new), became effective after the close on October 24 2025. Shareholders of the Bitwise Crypto Industry Innovators ETF (BITQ old) received a a number of shares of the Acquiring Fund (BITQ new) equal in aggregate net asset value at the time of the exchange to the aggregate net asset value of such shareholder's shares of the Target Fund immediately prior to the Reorganization. This Form 25 is being filed solely in connection with the discontinuation of trading on NYSE Arca of the Bitwise Crypto Industry Innovators ETF (CUSIP: 301505624, BITQ old) and does not affect the continued listing on NYSE Arca of the Bitwise Crypto Industry Innovators ETF (CUSIP:09175C103, BITQ new). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 27, 2025.